Exhibit 23.2

P.O. Box 202260 Austin, TX 78720 pmbhd.com T 512.258.9670 F 512.258.5895

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-1 and related Prospectus Statement of Optex Systems Holdings, Inc. and the incorporation by reference therein of our report dated December 22, 2016 (February 21, 2017 as to Note 13), included with the Form 10-K filed with the SEC on December 20, 2017, with respect to the consolidated financial statements of Optex Systems Holdings, Inc. as of and for the year ended October 2, 2016, which is part of this Registration Statement.

PMB Helin Donovan LLP

/s/ PMB Helin Donovan LLP

Austin, Texas

February 2, 2018